                                                                   EXHIBIT 12(a)

                          SALOMON INC AND SUBSIDIARIES
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                                                      Years Ended December 31,
                                                                       ----------------------------------------------------

Dollars in millions                                                        1996       1995       1994       1993       1992
---------------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations:
 Income (loss) from continuing operations before income taxes
   and cumulative effect of change in accounting principles           $   1,610  $     799  $    (849) $   1,511  $   1,103
 Add fixed charges (see below)                                            4,711      5,786      4,898      4,625      4,347
 Other adjustments                                                            1          0          0         22         20
                                                                      ---------  ---------  ---------  ---------  ---------
Earnings as defined                                                   $   6,322  $   6,585  $   4,049  $   6,158  $   5,470
                                                                      =========  =========  =========  =========  =========

Fixed Charges from continuing operations:
 Interest expense                                                     $   4,679  $   5,754  $   4,873  $   4,581  $   4,299
 Other adjustments                                                           32         32         25         44         48
                                                                      ---------  ---------  ---------  ---------  ---------
Fixed charges from continuing operations as defined                   $   4,711  $   5,786  $   4,898  $   4,625  $   4,347
                                                                      =========  =========  =========  =========  =========
Ratio of earnings to
   to fixed charges                                                        1.34       1.14       0.83*      1.33       1.26
                                                                      =========  =========  =========  =========  =========

NOTE:

The ratio of earnings to fixed charges from continuing operations is calculated by dividing fixed charges into the sum of income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principles and fixed charges. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.

* For the year ended December 31, 1994, earnings as defined were inadequate to cover fixed charges. The amount by which fixed charges exceeded earnings as defined for the year was $849 million.